POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the people whose signature appears below constitutes and appoints Robert G. Crockett their true and lawful attorney-in-fact and agent, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement on Form S-1 (SEC File No. 333-160156), and to sign any registration statement for the same offering covered by such Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

NAME	TITLE	DATE

/s/ KEVIN P. STOLZ	Chief Financial Officer (Principal Financial and Accounting Officer)	February 16, 2010
Kevin P. Stolz

/s/ JB Smith	Director	February 16, 2010
JB Smith

/s/ Rocco DelMonaco	Director	February 16, 2010
Rocco DelMonaco

/s/ Joseph Nirta	Director	February 16, 2010
Joseph Nirta